Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2012 on the consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2011 and 2010 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2011 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2011 and our report dated March 12, 2012 on the effectiveness of internal control over financial reporting of the Company that are included in the Company’s Form 10-K for the year ended December 31, 2011, which is incorporated by reference in the Company’s Form S-8 Registration Statement (SEC File No. 333-129843) and the Company’s Form S-3 Registration Statement (SEC File No. 333-160504).

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 12, 2012